                                                                   EXHIBIT 10.14

                           *** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

                        RESEARCH COLLABORATION AGREEMENT

THIS RESEARCH COLLABORATION AGREEMENT ("AGREEMENT") is made effective as of February 21, 2003 ("EFFECTIVE DATE") by and between ANADYS PHARMACEUTICALS, INC., a Delaware corporation ("ANADYS"), with its principal place of business at 9050 Camino Santa Fe, San Diego, CA 92121, USA, and AMGEN INC., a Delaware corporation ("AMGEN"), with its principal place of business at One Amgen Center Drive, Thousand Oaks, CA, 91320 USA. Anadys and Amgen are sometimes referred to in this Agreement individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

         A. Anadys has certain proprietary technology known or referred to as ATLAS(TM) (Any Target Ligand Affinity Screen), which can be used for high-throughput screening for protein targets of both known or unknown function to rapidly identify compounds that bind to protein targets.

         B. Amgen desires to identify small molecule compounds active against a specific target as candidates for pharmaceutical development.

         C. The Parties desire to utilize ATLAS for the specific target using (a) Amgen's small molecule compound library and (b) Anadys' small molecule compound library to identify potential lead compounds for further research and optimization to generate compounds for potential preclinical and clinical development, manufacturing and commercialization by Amgen.

         D. The Parties desire that Amgen should obtain ownership of or exclusive rights to certain of the compounds active against the specific target in exchange for certain fees, milestone payments and royalties payable to Anadys.

         In consideration of the foregoing recitals and the covenants contained herein, Anadys and Amgen hereby agree as follows:

                                    AGREEMENT

         1.       DEFINITIONS

                  (a) "AFFILIATE" means, with respect to a Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, "control" means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

                  (b) "AMGEN KNOW HOW" means (i) Information that Amgen provides to Anadys that is necessary or useful for purposes of the Research Program or for research, development, manufacturing and commercialization of Collaboration Products, that Amgen or any of its Affiliates Controls on the Effective Date or during the term of the Agreement, (ii)

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Amgen Materials; (iii) the Amgen Library Compounds; and in each case, any replication or any part of any of the foregoing.

                  (c) "AMGEN LIBRARY COMPOUNDS" means one or more of the small molecule compounds represented in Amgen's compound library, which are supplied to Anadys for screening as part of the Research Plan.

                  (d) "AMGEN LIBRARY VALIDATED HIT" means (i) an Amgen Library Compound(s) that is/are a Qualified Hit(s); and (ii) any Derivative(s) of an Amgen Library Compound(s) that meets the inhibition and [...***...] requirements of a Qualified Hit, in each casE, that meets the Validation Criteria.

                  (e) "AMGEN MATERIALS" means, other than Amgen Library Compounds, any materials Controlled by Amgen that Amgen provides to Anadys, including, without limitation biological materials or chemical compounds, screens, animal models, cell lines, cells, nucleic acids, proteins (e.g., the Target) and reagents, together with any analogs, derivatives, fragments, progeny, sub-cellular constituents or expression products thereof, for use in the conduct of the Research Program.

                  (f) "AMGEN-SELECTED VALIDATED HIT" has the meaning provided in Section 5(i). Each Amgen-Selected Validated Hit shall include analogs, homologs, isomers, prodrugs, chemical formulations or bioisosteres (whether derived in single or multiple steps) of a chemical compound(s) thereof that are Anadys Library Compounds that interact with and regulate the activity of the Target.

                  (g)      "ANADYS KNOW-HOW" means other than Research Results,
(i) Information that is necessary or useful for purposes of the Research Program or for research, development, manufacturing and commercialization of Collaboration Products, that Anadys or any of its Affiliates Controls on the Effective Date or during the term of the Agreement, and (ii) the Anadys Library Compounds; and in each case, any replication or any part of any of the foregoing.

                  (h) "ANADYS LIBRARY COMPOUNDS" means one or more of the approximately [...***...] ([...***...]) small molecule compounds represenTed in Anadys' compound library.

                  (i) "ANADYS LIBRARY VALIDATED HIT" means (i) an Anadys Library Compound(s) that is/are a Qualified Hit(s); and (ii) any Derivative(s) of an Anadys Library Compound(s) that meets the inhibition and [...***...] requirements of a Qualified Hit, in each case, that meets the Validation Criteria.

                  (j) "ASSAY TECHNOLOGY" means all inventions, discoveries, works of authorship, trade secrets and other know-how or developments, including observations, conclusions, hypotheses, identifications, data and other information, and all Intellectual Property appurtenant thereto, that are made, conceived, reduced to practice, authored, or otherwise generated or obtained directly or indirectly by Anadys in whole or in part in the course of performance of the Research Plan that are modifications or improvements of ATLAS screening technology, including assay design, development, validation, implementation, application, and

                                             ***CONFIDENTIAL TREATMENT REQUESTED
performance, that are generally useful for ATLAS screening assays without respect to a particular target, compound, or set of compounds.

                  (k) "ATLAS" means Any Target Ligand Affinity Screen, Anadys' proprietary technology which can be used for high-throughput screening for protein targets of both known or unknown function to identify compounds that bind to protein targets.

                  (l) "COLLABORATION PRODUCT" means a pharmaceutical composition that contains a Lead Compound.

                  (m) "COMPOUND" means a Primary Hit, Qualified Hit and/or Validated Hit or any Derivative of the foregoing.


                  (n) "CONFIDENTIAL INFORMATION" means, subject to the limitations set forth in Section 6(b), (i) all proprietary or confidential Information, disclosed by one Party to the other Party in the course of performing under this Agreement; and (ii) all "Confidential Information" as defined in and exchanged pursuant to the Confidentiality and Non-Disclosure Agreement dated as of August 5, 2002 by and between the Parties.


                  (o) "CONTROL", "CONTROLS" and "CONTROLLED" mean, with respect to a particular item of information or property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing as of the Effective Date.

                  (p) "COMMERCIALLY REASONABLE EFFORTS" means the level of efforts and resources commonly used in the research-based pharmaceutical industry for the development, manufacturing and commercialization of a product of similar market potential at a similar stage in its product life as that of a Royalty Bearing Collaboration Product, taking into account efficacy, the competitiveness of alternative products and product candidates in development or in the marketplace (excluding other products owned or controlled by Amgen), the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent rights, alternative products and product candidates and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and country-by-country basis of a particular Royalty Bearing Collaboration Product, and it is anticipated that the level of effort would change over time, reflecting changes in the status of the Royalty Bearing Collaboration Product and the market and/or country involved.

                  (q) "COMPENSATION" means any payment, to the extent applicable, to Anadys pursuant to Section 5(e), 5(f), 5(g) or 5(i) of this Agreement.

                  (r) "DERIVATIVE" means an analog, homolog, isomer, prodrug, chemical formulation or bioisostere (whether derived in single or multiple steps) of a chemical compound(s) Controlled by Anadys or Amgen and made under an analoging program or a chemical synthesis program by Anadys under the Research Program or Amgen (or by a Third Party on behalf of Amgen). For the avoidance of doubt, "Derivative" also means any compound which is a chemical modification of another Derivative.

                  (s) "FDA" means the United States Food and Drug Administration, or any successor agency thereto.

                  (t) "FIRST COMMERCIAL SALE" means, with respect to a particular Royalty Bearing Collaboration Product, the first sale for end-use or consumption of such Royalty Bearing Collaboration Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee will not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Royalty Bearing Collaboration Product.

                  (u) "FTE" means the equivalent of the work of one employee full-time for one (1) year (consisting of at least a total of [...***...] weeks or [...***...] hours per year (excluding vacations and holidays) of work during and directly in furtherance of the REsearch Program, carried out by an Anadys employee or Third Party mutually agreed upon by the JSC. Overtime shall not be counted toward the number of hours that are used to calculate the FTE contribution. No one person shall be permitted to account for more than one FTE. Scientific work to be performed by Anadys employees or mutually agreeable Third Parties in furtherance of this Agreement may include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions and directing the activities of laboratory personnel.

                  (v) "IND FILING" means the filing of an Investigational New Drug Application (as defined in 21 C.F.R. 312 or any successor regulation) with the FDA or the equivalent application or filing filed with any equivalent agency or governmental authority in the European Union necessary to commence human clinical trials in such jurisdiction.

                  (w) "INFORMATION" means all tangible and intangible techniques, technology, practices, discoveries, works of authorship, trade secrets, inventions (whether patentable or not), structures, formulations, assays, methods, processes, formulas, knowledge, and other know-how or developments (including observations, conclusions, hypotheses, identifications), conclusions, skill, experience, data and results (including pharmacological, toxicological and clinical test data and results and analytical and quality control data and results), drawings, diagrams, descriptions, software and algorithms.

                  (x) "INTELLECTUAL PROPERTY" means all Patent Rights, trade marks, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, approvals, data exclusivity rights, database rights and rights in databases, design right, inventions, Confidential Information, know-how, trade secrets and any other similar right situated in any country in the world.

                  (y) "JOINT STEERING COMMITTEE" or "JSC" means the committee established and operating in accordance with Section 2(b).

                  (z) "LEAD COMPOUND" means a Validated Hit and/or Derivative(s) thereof that [...***...] that is designated by Amgen as a clinical candidate pursuant to Section 3(b). For the avoidance of doubt, a Derivative of a Validated Hit shall include such Derivative(s) made by

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Anadys prior to, or subsequent to, Amgen's designation of such Validated Hit as a Lead Compound.

                  (aa) "NDA" means (i) a New Drug Application and all amendments and supplements thereto filed with the FDA; or (ii) the equivalent application, including, without limitation, a Marketing Authorization Application filed with any equivalent agency or governmental authority in the European Union (i.e., the EMEA)) requiring such filing, including all documents, data and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

                  (bb) "NDA APPROVAL" means the approval by the FDA (or equivalent agency or governmental authority in the European Union (i.e., the EMEA)) of an NDA.

                  (cc) "NDA SUBMISSION" means the submission of an NDA with the FDA (or equivalent agency or governmental authority in the European Union (i.e., the EMEA)) in the United States (or European Union).

                  (dd) "NET SALES" means the gross billings, recognized in accordance with the generally accepted accounting principles (GAAP) consistently applied, for the sale to a Third Party of Royalty Bearing Collaboration Product in finished product form made by Amgen, its Affiliates or Sublicensees, as applicable, less the following deductions:

                           (i)      amounts repaid or credited by reason of
timely rejections, recalls, returns or wastage replacement (whether in cash or trade);

                           (ii)     taxes, excises, duties or other governmental
charges (other than income taxes);

                           (iii)    bad debt and retroactive price reductions;

                           (iv)     shipping, transportation, packing and
delivery charges actually incurred, including shipping insurance; and

                           (v)      normal and customary trade, cash and
quantity discounts, free goods, rebates, charge backs, credits and allowances granted to Third Parties, including mandatory rebates to governmental agencies.

Notwithstanding anything else in this Section 1(dd), amounts received by Amgen or its Affiliates or Sublicensees for the sale of Royalty Bearing Collaboration Products among Amgen and its Affiliates or Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

                  (ee) "PATENT RIGHTS" means (a) United States patents, reexaminations, reissues, additions, renewals, extensions and term restorations, and foreign counterparts thereof, (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including without limitations, inventors' certificates, and (c) foreign counterparts thereof.

                  (ff) "PERSON" means an individual, partnership, limited liability company, joint venture, corporation, trust, estate, unincorporated organization, or any other entity, or any government or any department or agency thereof.

                  (gg) "PHASE 1" means that portion of the Research Plan to be conducted by Anadys pursuant to this Research Collaboration Agreement as set forth in Section 2(c)(i).

                  (hh) "PHASE 2" means that portion of the Research Plan to be conducted by Anadys pursuant to this Research Collaboration Agreement as set forth in Section 2(c)(ii).

                  (ii) "PHASE 3" means additional research activities to support lead optimization efforts. At Amgen's option, all or a portion of Phase 3 may be performed by Anadys pursuant this Agreement, as set forth in Section 2(c)(iv).

                  (jj) "PHASE 3 INTEREST NOTICE" means a written notice given by Amgen to Anadys pursuant to Section 2(c)(iv) during the term of the Agreement which specifies (i) Amgen's election to proceed with Phase 3 and (ii) whether Amgen elects to have Anadys perform all or a portion of Phase 3.

                  (kk) "PRIMARY HITS" mean an Amgen Library Compound(s) or Anadys Library Compound(s) that is screened by Anadys during the Research Program using the Screening Assay, and that [...***...] or such other criteria determined by the JSC.

                  (ll) "PROGRAM COMPOUNDS" shall mean (i) Amgen Library Compounds, Amgen-Selected Validated Hit(s), Lead Compound(s), and/or Collaboration Product(s) and any Derivatives of the foregoing; and (ii) Derivatives of Anadys Library Validated Hits that are not Amgen-Selected Validated Hits.

                  (mm) "QUALIFIED HITS" mean an Amgen Library Compound(s) or Anadys Library Compound(s) that is screened by Anadys during the Research Program using the Screening Assay, qualifies as a Primary Hit(s) and, further, that [...***...] or such other criteria as designated by the JSC.

                  (nn) "REGULATORY APPROVAL" means any and all approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any national, supra-national, regional, state, or local regulatory agency, department, bureau commission, council or other government entity that is necessary for the manufacture, use, storage, import, export, transport and sale of a Collaboration Product in a regulatory jurisdiction.

                  (oo) REGULATORY FILINGS" means, collectively, INDs, biologic license applications (BLAs), NDAs, establishment license applications
(ELAs) and drug master files (DMFs), applications for designation of a Collaboration Product(s) such as an "Orphan Product(s)" under the Orphan Drug Act, or any other similar filings (including any foreign equivalents), including any related correspondence and discussions as may be required or requested by the FDA or equivalent foreign governmental authority(ies), for the clinical testing, manufacture or sale of a Collaboration Product.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (pp) "RESEARCH PLAN" means the work plan, as it may be amended from time to time in accordance with Section 2(a), for Phase 1, Phase 2 (if applicable) and at Amgen's discretion Phase 3 of the Research Program. The initial Research Plan is attached to this Agreement as Exhibit B.

                  (qq) "RESEARCH PROGRAM" means the work conducted pursuant to this Agreement and the Research Plan during Phase 1 and Phase 2 (if applicable) and the work that may be conducted at Amgen's discretion during Phase 3.

                  (rr) "RESEARCH RESULTS" means, other than Assay Technology, (i) all Information that is made, conceived, reduced to practice, authored, or otherwise generated or obtained directly or indirectly by Anadys or Amgen in whole or in part in the course of performance of this Agreement or of the Research Program; and (ii) Program Compounds and all intellectual property (including Patent Rights) appurtenant thereto.

                  (ss) "RESEARCH TERM" means the term commencing on the Effective Date and continuing until completion of Anadys' responsibilities under the Research Plan unless earlier terminated or extended by Amgen.

                  (tt) "ROYALTY TERM" shall mean, with respect to any Royalty Bearing Collaboration Product in any country, the period of time commencing on the First Commercial Sale of such Royalty Bearing Collaboration Product in such country and ending upon the expiration of the last to expire of the Anadys Patent Rights relating to such Royalty Bearing Collaboration Product in such country.

                  (uu) "ROYALTY BEARING COLLABORATION PRODUCT" means a Collaboration Product containing a Lead Compound that is an Anadys Library Validated Hit, and further, for which Amgen is obligated to pay Anadys a royalty payment for the Royalty Term pursuant to Section 5(g) of this Agreement.

                  (vv) "SCREENING ASSAY" means a screening assay employing ATLAS that is suitable, as determined by the JSC, for use in screening Amgen Library Compounds and Anadys Library Compounds against the Target in a high-throughput screening format, that Anadys develops under the Research Plan as described in Section 2(c)(i).

                  (ww) "START OF PHASE III CLINICAL TRIALS" means the first dosing of a patient in a trial, which trial shall be on sufficient numbers of patients that, if the defined end-points are met, are designed (and agreed to by the governing health regulatory authority of such country or jurisdiction in which such trial is to be conducted) based upon existing data in the same patient population as of the start of the trial, to definitively establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to provide pivotal data supporting Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product and that satisfy the requirements of 21 C.F.R. 321.21(c) (or its successor regulation), or its foreign equivalent.

                  (xx) "SUBLICENSEE" means any Affiliate or Third Party to which Amgen grants any right to develop, make, have made, market, import, export, distribute, use, offer for sale, sell or have sold Collaboration Products. Solely for purposes of Compensation payable to Anadys under Section 5(g) of this Agreement, a Third Party who is granted only the right to sell a Royalty Bearing Collaboration Product (such as a wholesaler, distributor, contract sales force or a Person providing products directly to patients in a home health care setting) or to use a Royalty Bearing Collaboration Product (such as a customer receiving an implied license as a consequence of purchase) shall not be considered a Sublicensee.

                  (yy) "TARGET" means [...***...]. For the avoidance of doubt, "Target" shall include, without limitation, [...***...] or [...***...] of [...***...].

                  (zz) "THIRD PARTY" means any person or entity other than Amgen, Anadys, and their respective Affiliates.

                  (aaa) "VALIDATED HIT" means an Anadys Library Validated Hit or an Amgen Library Validated Hit.

                  (bbb) "VALIDATION CRITERIA" means, as established by the JSC, the validation criteria set forth in the Research Plan that qualify a Qualified Hit as a Validated Hit.

         2.       RESEARCH PROGRAM.

                  (a) RESEARCH PLAN AND GENERAL OBLIGATIONS. The initial Research Plan, attached to this Agreement as Exhibit B, sets forth the specific activities that Anadys and Amgen will undertake during Phase 1, Phase 2 (if applicable) and at Amgen's discretion (and Anadys' agreement to perform Phase 3 work for Amgen) Phase 3 of the Research Program. The Research Plan may be amended only with the approval of the JSC. Anadys will use diligent, commercially reasonable efforts to carry out the responsibilities assigned to it under the Research Plan according to the schedule set forth therein. Anadys shall not subcontract any of its obligations under the Research Plan to any Third Party without the prior written consent of Amgen. Any approved subcontracting shall be performed pursuant to a written agreement containing appropriate provisions as determined by the JSC, including, without limitation, provisions of confidentiality, non-use and intellectual property at least as restrictive as set forth herein.

                  (b)      JOINT STEERING COMMITTEE.

                           (i)      FORMATION. Within ten (10) business days of
the Effective Date, the Parties will establish a JSC comprised of three (3) members from each Party, which members shall initially be the persons set forth on Exhibit C. Amgen will designate one of its members to act as chairperson of the JSC. A Party may designate substitute(s) for its JSC members to participate if one or more of such Party's members cannot attend a meeting. A Party may replace any of its JSC members by giving the other Party written notice stating the name(s) of the member(s) to be replaced and the replacement, and Exhibit C shall be updated accordingly. The chairperson will call meetings as scheduled in
Section 2(b)(iii) or as requested by a Party's members, prepare and circulate an agenda in advance of each meeting, and prepare and issue minutes of each meeting within thirty (30) days thereafter. Anadys, via a designated Anadys JSC member, shall confirm the accuracy of such minutes in writing, within ten (10) days of issuance of such minutes, or, if not confirmed within such ten (10) day period, such minutes shall be deemed accurate.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

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                           (ii)     RESPONSIBILITIES. The JSC shall have overall
responsibility for managing, directing and overseeing the Research Program, including, but not limited to (1) approving modifications to the Research Plan,
(2) monitoring and coordinating communication regarding the Parties' efforts under the Research Plan, (3) establishing the Validation Criteria for Anadys Library Compounds and Amgen Library Compounds screened by Anadys using the Screening Assay, to qualify a Qualified Hit as a Validated Hit, (4) facilitating receipt of and discussing information as to Amgen's designation of Lead Compounds, (5) determining whether Phase 1 (or any other phase) of the Research Program has been completed; (6) manage, review and evaluate the progress of the Research Program and the ongoing research conducted under the Research Plan; (7) allocate responsibilities for the various Research Program activities to be conducted under the Research Plan; (8) establish criteria for and determine when successful development of Screening Assay has been completed; (9) establish criteria for and identify Primary Hits and Qualified Hits for Screening Assay;
(10) establish criteria for successful validation of therapeutic activity of Validated Hits and identify potential Lead Compounds from Validated Hits; and
(11) facilitating the resolution of disputes that may arise with respect to the Research Plan and its conduct. The JSC shall not have any power to amend, modify or waive compliance with the terms of this Agreement.

                           (iii)    MEETINGS. During the Research Term, the JSC
will meet quarterly, or at any other time as reasonably requested by a Party. The JSC will meet via teleconference or videoconference, or the Parties may meet at Amgen's facilities in Thousand Oaks, California, Anadys' facilities in San Diego, California, or such other location as the Parties may agree. With the prior consent of the other Party's JSC members, a Party may include other of its personnel or consultants in JSC meetings as nonvoting participants. Each Party shall be responsible for all of its own expenses of participating in the JSC. To be effective, meetings of the JSC must have the presence or participation of at least one (1) member of each Party.

                           (iv)     DECISION-MAKING. The JSC will attempt in
good faith to make decisions by consensus with respect to any matters that properly come before it. Each member of the JSC shall have one vote. In the event that the JSC is unable to agree on a specific matter by unanimous vote, the chair of the JSC shall exercise a deciding vote. Notwithstanding the foregoing, in no event shall Anadys become obligated to perform additional work outside the scope of the Research Plan that would cause Anadys to incur additional costs beyond those provided in this Agreement that Amgen does not approve for reimbursement to Anadys, without Anadys'approval.

                  (c)      CONDUCT OF RESEARCH PROGRAM.

                           (i)      PHASE 1. Amgen will, at its own expense,
supply to Anadys the quantities of protein of the Target set forth in the Research Plan and the Amgen Library Compounds, as selected by Amgen. As described in the Research Plan, Anadys will use its screen development capabilities to develop one (1) screening assay for use with ATLAS for the Target. Anadys shall validate the Screening Assay to the reasonable satisfaction of the JSC.

Anadys will provide Amgen with oral or written updates as to the progress of the Screening Assay development, will consider in good faith any guidance or comments that Amgen provides with respect to such development, and, for any candidate Screening Assay, will provide Amgen with a written report on such assay, including relevant testing and validation results, sufficient for Amgen to evaluate such assay against the required parameters and specifications and Anadys' description of the assay. The Parties anticipate that Phase 1 shall be completed no later than [...***...] months from the Effective Date. Upon completion of Phase 1, the JSC will determine in its sole discretion whether to perform Phase 2.

                           (ii)     PHASE 2. If determined by the JSC, Anadys
will screen the Target against all of the Amgen Library Compounds ([...***...]) anD the Anadys Library Compounds as designated in the Research Plan for activity in the Screening Assay to identify Primary Hits. Anadys will screen the Target against Primary Hits selected by the JSC and perform such other work as set forth in the Research Plan to identify Qualified Hits. In accordance with the Validation Criteria, the JSC shall identify Validated Hits. Anadys will provide Amgen with monthly written updates as to the progress of the screening and will identify all Validated Hits not previously identified to Amgen, and their relevant Screening Assay results. At the end of the screening using a Screening Assay, Anadys will provide Amgen with a written report including comprehensive results of the screening.

                           (iii)    DISCLOSURE OF STRUCTURES. The Parties
recognize that Amgen may want to consider through indirect means the structure of some or all of the Compounds and Amgen Independent Compounds as set forth in
Section 4(iv)(C). In such event, Amgen shall identify to Anadys through the JSC the compound designation of each Compound for which disclosure of structural information is requested. In the case of Compounds that are Anadys Library Compounds and/or Derivative(s) thereof, Anadys shall deliver to a mutually agreed upon Third Party consultant structure information and all activity data related to the Target for each such Compound that is, or is derived from, an Anadys Library Compound. For Compounds that are Amgen Library Compounds and/or Derivative(s) thereof, Anadys shall deliver to such Third Party consultant all activity data for each such Compound that is, or is derived from an Amgen Library Compound, and sufficient information to allow such Third Party consultant to identify the structure of each such Compound. In the case of Amgen Independent Compounds as set forth in Section 4(iv)(C), Amgen shall deliver to such Third Party consultant structure information sufficient to allow such Third Party consultant to determine which if any Compounds that are Anadys Library Compounds are similar in structure to Amgen Independent Compounds. In the event that Amgen elects to use a Third Party consultant for consideration of structural information, Amgen shall ensure that the Third Party consultant is obligated to maintain confidentiality of (i) any Anadys confidential information disclosed by Anadys to the Third Party consultant, as to Amgen and any Third Party; and (ii) any Amgen confidential information disclosed by Amgen to the Third Party consultant, as to Anadys and any Third Party; in each case, under terms that are at least as stringent as the obligations of confidentiality undertaken by the Parties through this Agreement; provided, however, that such Third Party consultant shall be permitted to inform Amgen as to the existence of any structurally similar Compounds, and shall be permitted to identify such Compound(s) that is/are, or is/are derived from, an Amgen Library Compound. The Parties agree that (i) any Compound that is an Anadys Library Compound or Derivative thereof that is identified by the Third Party consultant to be structurally identical to any Compound that is an Amgen Library Compound or Derivative

                                             ***CONFIDENTIAL TREATMENT REQUESTED
thereof shall be deemed a Compound that is, or is derived from, an Amgen Library Compound; (ii) any Compound that is an Anadys Library Compound or Derivative thereof that is identified by the Third Party consultant to be structurally similar to an Amgen Library Compound or Derivative thereof shall be deemed a Compound that is, or is derived from, an Amgen Library Compound, unless such Compound that is an Anadys Library Compound or Derivative thereof [...***...] the Compound that is the Amgen Library Compound or Derivative thereof, in which case such Compound shall be deemed a Compound that is, or is derived from, an Anadys Library Compound; (iii) any Amgen Independent Compound that is identified by the Third Party consultant to be structurally identical to any Anadys Library Compound or Derivative thereof shall be deemed to not be a Compound; and (iv) any Amgen Independent Compound that is identified by the Third Party consultant to be structurally similar to any Anadys Library Compound or Derivative thereof shall be deemed to not be a Compound, unless such Anadys Library Compound or Derivative thereof [...***...] the Compound that is the Amgen Independent Compound, in which case such Anadys Library Compound or Derivative thereof shall be deemed a Compound that is, or is derived from, an Anadys Library Compound.

                           (iv)     PHASE 3. At any time during the term of this
Agreement, Amgen may, at its sole discretion, submit a Phase 3 Interest Notice, which may include a request to have Anadys conduct additional work under the Research Program. Subject to Section 3(a), Phase 3 work will involve, among other things, medicinal chemistry to [...***...]. If Amgen elects to have Anadys perform Phase 3 worK, and Anadys agrees to perform such Phase 3 work, the Parties shall negotiate in good faith the terms of such Phase 3 work (except that the research funding for Phase 3 shall be as set forth in Section 5(d) of this Agreement). For the avoidance of doubt, nothing contained in this Agreement shall be construed to obligate either Party to proceed with Phase 3.

                  (d) MATERIALS AND EQUIPMENT; COSTS. Other than with respect to Amgen Materials and Amgen Library Compounds provided by Amgen pursuant to the Research Plan, Anadys shall be responsible for the procurement and documentation of the quality of all materials, equipment and facilities used for the Research Program. Anadys covenants that the materials, equipment and facilities to be used by Anadys under this Agreement shall be of the same quality as Anadys in its experience and best scientific judgment uses in its own research of similar nature. Except for funding of the Research Program paid to Anadys by Amgen pursuant to Section 5(b) (and to the extent applicable, Sections 5(c) and 5(d)), each Party will bear its own costs and expenses for its activities under the Research Plan, including without limitation materials, labor, equipment and overhead costs, and, in the case of Anadys, storing, handling, transporting and disposing of chemical synthesis by-products generated by Anadys during the performance of the Research Program.

                  (e) RESEARCH REPORTS. Anadys will keep Amgen fully informed as to all discoveries and technical developments (including, without limitation, any inventions) made in the course of performing activities under the Research Program. In addition, prior to each meeting of the JSC, Anadys and Amgen each will prepare and distribute to all members of the JSC (no later than ten (10) business days prior to each such meeting) a reasonably detailed written summary report setting forth information regarding the Research Results and progress of performance of the Research Program (since the last report). The information contained in the report shall be accurate in the reporting Party's best scientific judgment. At Amgen's request, at

                                             ***CONFIDENTIAL TREATMENT REQUESTED
any time during the Research Term, Anadys shall provide written reports of any studies performed by Anadys as part of the Research Program which Amgen may need to support its regulatory submissions relating to Collaboration Products and shall allow Amgen to use the data included in such reports to support such submissions. Nothing herein will require either Party to disclose information received from a Third Party that remains subject to bona fide confidentiality obligations to such Third Party.

                  (f) TECHNICAL ASSISTANCE. During the course of the Research Program, each Party shall provide the other Party with reasonable technical assistance relating to the use of such Party's technology, solely to the extent permitted under the license(s) granted to the other Party in this Agreement.

                  (g) PERFORMANCE STANDARDS. Anadys shall use reasonable best efforts, and shall commit the personnel, facilities and resources, to screen and identify the Compounds and to perform its other obligations under the Research Plan. Amgen will use reasonable best efforts to perform its obligations under the Research Plan. Each Party shall conduct its activities under the Research Program in good scientific manner and in compliance in all material respects with applicable laws, rules and regulations and with applicable good laboratory practices and good manufacturing practices. Each Party shall prepare and maintain complete and accurate written records with respect to its activities under the Research Plan consistent with industry standards including, for purposes of patent and regulatory matters, prompt signing and corroboration of laboratory notebooks and conception documents. Upon Amgen's written request and within twenty (20) business days after such request, Anadys shall make the source data (including laboratory notebook records) of the Research Results available for inspection by an authorized representative of Amgen at any reasonable time during Anadys' regular working hours, and copies of all or any part of such data and all records (whether in tangible or electronic form) shall be furnished to Amgen upon request.

                  (h) ANADYS RESEARCHERS. Amgen and Anadys acknowledge the importance of having personnel devoted full-time to work in the Research Program. Accordingly, in order to maximize the effective conduct of the Research Program, Anadys shall use reasonable best efforts to maximize the continuity of Anadys researchers conducting the Research Program, particularly with respect to any Phase 3 work that Amgen may, in its sole discretion, elect to have Anadys perform (and Anadys agrees to perform for Amgen). Prior to beginning work on the Research Program and/or being given access to Anadys Know-How, Amgen Know-How and Research Results, each employee, consultant or agent of Anadys shall have signed or shall be required to sign a non-disclosure and invention assignment agreement pursuant to which each such person shall agree to comply with all of the obligations of Anadys or Amgen, as appropriate, substantially including: (a) promptly reporting any invention, discovery, process, software program or other intellectual property right, as appropriate within Anadys Know-How, Amgen Know-How and Research Results; (b) assigning to Anadys or Amgen, as appropriate, all of his or her right, title and interest in and to any such invention, discovery, process, software program or other Intellectual Property; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent rights; (d) performing all acts and signing, executing, acknowledging and delivering any and all papers, documents and instruments required for effecting the obligations and purposes of this Agreement and (e) abiding by the obligations of confidentiality and non-use set forth in this Agreement. It is understood and agreed that any such non-disclosure and invention assignment agreement need not be specific to this Agreement.

                  (i) MATERIALS TRANSFER In order to facilitate the Research Program, Amgen may provide to Anadys, Amgen Materials for use by Anadys in furtherance of the Research Program. All such Amgen Materials and Amgen Library Compounds delivered to Anadys shall remain the sole property of Amgen, shall be used only in furtherance of the Research Program in accordance with this Agreement and remain solely under the control of Anadys, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of Amgen, and shall not be used in research or testing involving human subjects, except to the extent permitted by applicable law and permitted by the licenses granted hereunder. The Amgen Materials supplied under this Section 2(i) and Amgen Library Compounds must be used with prudence and appropriate caution in any experimental work, because not all of their characteristics may be known. Except as expressly set forth in this Agreement, THE AMGEN MATERIALS AND AMGEN LIBRARY COMPOUNDS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

         3.       AMGEN'S FURTHER RESEARCH, DEVELOPMENT AND COMMERCIALIZATION.

                  (a) INVESTIGATION AND CHARACTERIZATION OF COMPOUNDS. Once the JSC identifies Validated Hits, Amgen will be responsible for all further evaluation, characterization and optimization of such Validated Hits and for the generation and designation of Lead Compounds, subject to the possibility that Anadys may perform certain such activities pursuant to Section 2(c)(iv). Activities included within Amgen's responsibility may include, as determined in Amgen's sole discretion, performing initial optimization and other chemical modification of Validated Hits in order to generate additional compounds for evaluation as potential Lead Compounds, characterizing Validated Hits or potential Lead Compounds, and other research and investigation work with respect to any such compound.

                  (b) DESIGNATION OF LEAD COMPOUNDS. Amgen may, in its sole discretion and acting in good faith, designate as a Lead Compound any Validated Hit or any Derivative of a Validated Hit. In the event that Amgen designates as a Lead Compound an Anadys Library Validated Hit that had not been previously deemed an Amgen-Selected Validated Hit, such Anadys Library Validated Hit shall become an Amgen-Selected Validated Hit and shall be subject to Compensation under Section 5(i) of this Agreement. Once Amgen designates a Lead Compound, it will promptly so notify Anadys in writing, and provide Anadys with a designation for such Lead Compound for future reporting purposes. Amgen may conduct such further research and optimization and other chemical modification activities with respect to Lead Compounds, including revising its list of Lead Compounds, at its sole discretion and in good faith. Amgen will provide Anadys with quarterly written updates as to any revisions to the list of Lead Compounds.

                  (c) RESPONSIBILITY. After conclusion of the Research Term, Amgen shall have sole and full control, authority, discretion and right to conduct (by itself or via a Third Party) and make all decisions regarding continued research, activities and all development (e.g., pre-clinical development, nomination of clinical candidates, clinical trial design), regulatory activities (e.g., interaction with all governmental authorities and preparation of any Regulatory Filings), manufacturing and commercialization (e.g., determination of price, sales and distribution, packaging, labeling, language to be included on the package insert, promotion, detailing and selection of trademarks and Phase IV clinical trials) of the Target and Program Compounds. At Amgen's request and expense, Anadys shall make its employees, consultants and agents reasonably available upon reasonable notice during normal business hours at its place of employment to consult with Amgen on issues arising during or from the Research Program and in connection with any request from any regulatory agency, including those relating to regulatory, scientific and technical issues.

                  (d)      DILIGENCE.

                           (i)      After the conclusion of the Research
Program, Amgen will devote Commercially Reasonable Efforts to pursue research, development and commercialization with respect to Collaboration Products that is the subject of Compensation under Section 5(e) or 5(f) below. For the avoidance of doubt, by way of example and not by way of a minimum obligation, if Amgen pursues research, development and/or commercialization of one (1) Collaboration Product, Amgen shall be deemed to have used Commercially Reasonable Efforts under this Agreement.

                  (e) CESSATION OF DEVELOPMENT AND COMMERCIALIZATION. If Amgen makes a final determination in its sole discretion that it will cease all activities under this Agreement to identify and designate Lead Compounds, all research and preclinical development activities with respect to Collaboration Products, and terminate all development and commercialization of Royalty Bearing Collaboration Products, it will so notify Anadys in writing within [...***...] days of such determination.

                  (f)      COMMUNICATIONS WITH ANADYS.

                           (i)      GENERAL REPORTS. After conclusion of the
Research Program, in the event that Amgen nominates a clinical candidate that would be deemed a Collaboration Product, Amgen will submit to Anadys an annual written report summarizing the status of the clinical and regulatory development, marketing and commercialization activities with respect to any such Collaboration Product to allow Anadys to monitor Amgen's compliance with Section 3(d). Such reports shall be deemed to be Confidential Information of Amgen.

                           (ii)     CLINICAL AND REGULATORY DEVELOPMENT. Amgen
shall own all right, title and interest in and to Regulatory Filings and Regulatory Approvals relating to Program Compounds, and be responsible for all communications with all regulatory agencies.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

         4.       OWNERSHIP, LICENSES AND NEGATIVE COVENANTS.

                  (a) INVENTORSHIP AND AUTHORSHIP. Inventorship of discoveries or inventions, and authorship of works of authorship shall be determined in accordance with the patent and copyright laws of the United States of America, respectively.

                  (b) OWNERSHIP. Ownership shall be determined in accordance with this Section 4(b), notwithstanding affiliation with a Party of inventors or authors or the determination of inventorship or authorship in accordance with Section 4(a).

                           (i)      As between the Parties, subject to the
license granted to Anadys under Section 4(d), Amgen shall solely own all right, title and interest in and to Amgen Know How, Research Results, and all Intellectual Property appurtenant thereto (the "Amgen Intellectual Property"), which shall vest in Amgen as the absolute owner thereof and Anadys will, and hereby does, assign to Amgen all or part of the right, title and interest of Anadys in and to the Research Results. For avoidance of doubt: (i) Amgen may freely grant licenses or other rights, through multiple tiers of licensees and Sublicensees, under the Amgen Intellectual Property, provided, however, that no grant of such a license or sublicense shall be construed as relieving Amgen of its obligations under this Agreement; (ii) Amgen shall have the unrestricted right to use Research Results (whether during or after the Research Program and/or the term of this Agreement) and to own all Intellectual Property, including but not limited to any Information and compounds, resulting from such use; and (iii) Amgen shall solely own all right, title and interest in and to any compounds arising or resulting from the license granted by Anadys to Amgen under Section 4(c).

                           (ii)     Subject to the license granted to Amgen
under Section 4(c), Anadys shall retain sole ownership of Anadys Know-How, and all Intellectual Property appurtenant thereto. Subject to the license granted to Amgen under Section 4(c), Anadys shall solely own all right, title and interest in and to the Screening Assay and the Assay Technology.

                           (iii)    In the event Amgen decides to proceed with
Phase 3 and provides the requisite notice in accordance with Section 2(c)(iv), Anadys shall transfer to Amgen any chemistry methodologies relating to any Validated Hits selected for Phase 3. Anadys shall grant Amgen a non-exclusive, royalty-free license in perpetuity including the right to sublicense under the Anadys Know How and under Intellectual Property owned or licensed by Anadys to use or have used for Amgen's benefit any such methodologies.

                           (iv)     ASSIGNMENT AND CONTROL OF INVENTIONS.

                           (A)      Anadys will provide reasonable assistance to
Amgen, at Amgen's expense, in obtaining and from time to time enforcing and defending Amgen's rights as set forth in Section 4(b), to Research Results, including without limitation and as applicable, the assignment to Amgen of all or part of the right, title and interest of its employees or independent contractors in and to such Research Results to perfect Amgen's right, title and interest in and to the Research Results, and reasonably cooperating, at Amgen's request, in filing, prosecuting, maintaining, defending and enforcing Amgen's Patent Rights included within the Research Results. Each Party will solely own all Patent Rights included in its solely owned Intellectual

Property and shall have the sole right, but not the obligation, at its expense, to file, prosecute, maintain, and prosecute, defend and otherwise control other administrative proceedings for such Patent Rights that it owns pursuant to
Section 4(b), and to initiate, prosecute and control any action with respect to any infringement of such Patent Rights.

                           (B)      At Amgen's sole expense, Anadys agrees to
cooperate fully (and to cause any employee, consultant or agent who worked on the Research Program to cooperate) in the preparation, filing, prosecution and defense of any Patent Rights relating to Research Results under this Agreement. Such cooperation includes, but is not limited to executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to effectuate the ownership of inventions set forth in
Section 4(b) and Patent Rights claiming such inventions, and to enable Amgen to apply for and to prosecute patent applications in any country; and promptly informing Amgen of any matters coming to Anadys' attention that may affect the preparation, filing, prosecution or defense of any such patent applications.

                           (C)      For the avoidance of doubt and
notwithstanding any other provision of this Agreement, if Amgen or its Affiliate, through in-licensing from a Third Party or research efforts that are independent of the Research Program and without the use or assistance of any Confidential Information of Anadys or Research Results, has identified or identifies a compound that has the biological activity to otherwise meet the criteria of a Compound, such compound shall not be considered a Collaboration Product and Amgen or its Affiliate(s) as applicable shall be free to develop and commercialize such compound without obligation to Anadys (but, in any event, provided that neither Amgen nor such Affiliate(s) utilizes any Confidential Information of Anadys or Research Results in connection with such development and commercialization efforts). In furtherance of the foregoing, Amgen may identify to the Third Party consultant pursuant to Section 2(c)(iii), compounds for which Amgen has identified without the use or assistance of any Confidential Information of Anadys or Research Results ("Amgen Independent Compounds"). In the event that any Amgen Independent Compound is deemed not to be a Compound under Section 2(c)(iii), the Anadys Library Compounds associated with each such Amgen Independent Compound shall not be included within the Research Results and neither the Third Party consultant nor Anadys shall disclose to Amgen such Anadys Library Compounds or any Confidential Information of Anadys related thereto. For the avoidance of doubt and notwithstanding the foregoing sentence, as to Anadys, any Information regarding Amgen Independent Compounds deemed not to be Compounds under Section 2(c)(iii) by the Third Party consultant shall be included within the Research Results.

                           (D)      Subject to Anadys' negative covenants in
Section 4(e) of this Agreement, Anadys shall not be precluded from having rights to Information that it independently develops without the use of Amgen Confidential Information, Amgen Know-How or Research Results.

                  (c) LICENSE GRANT BY ANADYS. Anadys hereby grants to Amgen a nonexclusive, worldwide, paid up license with the right to sublicense, under Intellectual Property and Anadys Know-How Controlled by Anadys (except ATLAS) solely for the purpose of (i) performance by Amgen of its responsibilities under the Research Program; (ii) to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit or transfer physical possession of or title in Program Compounds; and
(iii) to research, develop,
make, have made or use any Compound that is an Anadys Library Compound. For the avoidance of doubt, Compensation shall not be affected by the fact that the license granted by Anadys to Amgen in this Section 4(c) is a paid up license.

                  (d) LICENSE GRANT BY AMGEN. Amgen hereby grants to Anadys a nonexclusive, worldwide, paid up license without the right to sublicense, under the Amgen Know How solely for purpose of performance by Anadys of its responsibilities under the Research Program.

                  (e)      NEGATIVE COVENANTS.

                           (i)      Anadys shall not use the quantities of
protein of the Target supplied by Amgen or the Amgen Library Compounds or the Research Results for any purpose other than the conduct of the Research Plan in accordance with this Agreement; provided, however, that Anadys may use the statistic data of the number of hits obtained from Phase 2 activities for internal research purposes and may disclose to Third Parties without reference to the Research Results, the statistic of the number of hits obtained from the Phase 2 activities and the fact that the Target is [...***...], without disclosing any other Information, including, without limitation, the identity of the Target, Amgen or the nature of the relationship with Amgen.

                           (ii)     For a period beginning on the Effective Date
and ending upon the later of (A) the date that is one (1) year after the termination of the Research Term or (B) the date that Amgen provides notice to Anadys pursuant to Section 3(e), Anadys shall not develop or use assays for, or conduct compound screening utilizing ATLAS for, or knowingly permit or knowingly enable any Third Party to conduct any such activities with respect to, the Target on its own behalf or for any Third Party and shall not develop or commercialize, on its own behalf or for any Third Party, any compound which binds the Target.

                           (iii)    Anadys shall not knowingly assert or file
any Patent Rights related to or claiming Research Results made, conceived, reduced to practice, authored, or otherwise generated or obtained: (i) by Anadys in whole or in part in the course of performance of this Agreement or of the Research Program; or (ii) by Amgen in whole or in part in the course of the Research Program.

                  (f) NO IMPLIED LICENSES. Except as expressly stated in this Section 4, nothing in this Agreement shall be deemed to grant either Party any license or other rights to practice any Intellectual Property of the other Party or such other Party's Confidential Information, other information or other rights except as expressly stated in this Section 4, including that nothing in this Agreement is intended to, or shall, give Amgen any license or other right to practice ATLAS.

         5.       COMPENSATION.

                  (a) TECHNOLOGY ACCESS FEE. Within five (5) business days following the Effective Date, Amgen will pay Anadys a one-time, non-refundable technology access fee of [...***...] ($[...***...]).

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (b) PHASE 1 RESEARCH FUNDING. Amgen shall pay to Anadys [...***...] for performance of the Phase 1 activities, payable as followS:
[...***...] shall be remitted to Anadys prior to the commencement of Phase 1 and [...***...] shall be remitted to Anadys upon completiOn of Phase 1 (as determined by the JSC), with each of the foregoing payments being due within (5) five business days after Amgen's receipt of an invoice from Anadys.

                  (c) PHASE 2 RESEARCH FUNDING. If Anadys performs Phase 2 work, Amgen shall pay to Anadys [...***...] for performance of the PhasE 2 activities, payable as follows: [...***...] shall be remitted to Anadys prior to the commencement of Phase 2 and [...***...] shall be remitted to Anadys upon completion of Phase 2, with each of the foregoing payments being due within (5) five business days after Amgen's receipt of an invoice from Anadys.

                  (d) PHASE 3 RESEARCH FUNDING. If Phase 3 occurs pursuant to Section 2(c)(iv) of this Agreement, Amgen will pay Anadys research funding during Phase 3 based on the number of FTEs at Anadys designated pursuant to
Section 2(c)(iv). For each such FTE, Amgen will pay Anadys at a rate of [...***...] Dollars ($[...***...]) per FTE per year. Amgen will pay such amounts to Anadys on a calendar quartEr basis in advance, during Phase 3, pursuant to an invoice from Anadys. Anadys shall deliver written reports (certified by an officer of Anadys) to Amgen on a quarterly basis within thirty (30) days after the end of such quarter setting forth the number of FTEs actually devoted by Anadys to Phase 3 work and a summary of such FTE-funded activities with respect to such Phase 3 work during such quarter. Anadys shall promptly refund any overpayment of such FTE costs to Amgen, within thirty (30) days of receipt thereof. If Anadys' commitment of FTEs to performance of the Phase 3 work increases during a calendar quarter pursuant to written request by Amgen, Amgen will pay Anadys research funding for such additional FTEs for the remainder of the quarter at the same rate of [...***...] Dollars ($[...***...]) per FTE per year pursuant to an invoice from Anadys. In no event should Amgen be obligated to pay Anadys for FTEs beyond the number of FTEs approved by Amgen.

                  (e) RESEARCH MILESTONE PAYMENT. Amgen shall pay Anadys a one-time research milestone payment of [...***...] Dollars ($[...***...]) within thirty (30) days after Amgen selects, by written notice to Anadys, the first Validated Hit (regardless of whether such Validated Hit is an Amgen Library Validated Hit or an Anadys Library Validated Hit) for Phase 3.

                  (f) CLINICAL MILESTONE PAYMENTS. Amgen will pay to Anadys the following one-time clinical development milestone payments as set forth in this Section 5(f) ("Milestone Payment(s)") within thirty (30) days after the first achievement of the corresponding milestone events ("Milestone Events") for the first Collaboration Product.

MILESTONE EVENT                       MILESTONE PAYMENT AMOUNT
---------------                       ------------------------
[...***...]                                 $[...***...]

[...***...]                                 $[...***...]

[...***...]                                 $[...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

[...***...]                                 $[...***...]
                                            ------------

   TOTAL                                    $10,750,000


         For avoidance of doubt, each of the above Milestone Payments under
Section 5(f) shall be payable only with respect to and upon the first Collaboration Product to first achieve each corresponding Milestone Event regardless of the number of times such Collaboration Product or other Collaboration Product(s) subsequently achieves each such Milestone Event.

                  (g) ROYALTIES. During each applicable Royalty Term in a country, Amgen will pay Anadys a royalty payment equal to [...***...] percent ([...***...]%) of Net Sales for each Royalty Bearing Collaboration Product sold by Amgen, its Affiliates or Sublicensees, in such country.

                  (h) CUMULATIVE ROYALTIES. The obligation under Section 5(g) to pay royalties on the Net Sales of a Royalty Bearing Collaboration Product shall be imposed only once with respect to the same unit of said Royalty Bearing Collaboration Product regardless of the number of claims within Anadys' Patent Rights relating to such Royalty Bearing Collaboration Product in such country.

                  (i) COMPENSATION FOR AMGEN-SELECTED VALIDATED HITS. In the event that any Validated Hit selected by Amgen is an Anadys Library Validated Hit, Amgen shall have the option, in its sole discretion, to select such Anadys Library Validated Hit as a Program Compound by providing written notice to Anadys ("Amgen-Selected Validated Hit"). Amgen shall pay Anadys $[...***...] for each such Amgen-SelecTed Validated Hit within thirty (30) days of the foregoing written notice or written notice under Section 3(b) above.

                  (j) PAID-UP LICENSE. Upon the expiration of Amgen's obligation under Section 5(g) to pay royalties on Net Sales of a Royalty Bearing Collaboration Product in a country, Amgen shall have a fully paid-up, non-exclusive license, with the right to sublicense, under Anadys Know-How and Patent Rights to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, or transfer physical possession of or title in such Royalty Bearing Collaboration Product for any use in that country.

                  (k) NO OTHER COMPENSATION. Other than as explicitly set forth (and as applicable) in this Section 5 or pursuant to Section 9 of this Agreement, Amgen shall not be obligated to pay any additional fees, milestone payments, royalties or any additional payments to Anadys under this Agreement.

                  (l) PAYMENT; REPORT. All royalty amounts payable to Anadys under this Agreement shall be paid in U.S. dollars within [...***...] ([...***...]) days of the end of the calendar quarter in which the Net Sales giving rise to such royalty were made or as otherwise specifically provided herein. Each payment of royalty payments shall be accompanied by a statement of the amount of aggregate worldwide gross sales, and, on a country by country basis, the amount of gross sales, a calculation of Net Sales showing deductions provided for in Section 1(dd) (in each case during such quarter and on a cumulative basis for the current year) and the amount of royalty payments due on such sales.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (m)      EXCHANGE RATE; MANNER AND PLACE OF PAYMENT.

                           (i)      For purposes of computing such payments, the
Net Sales in countries other than the United States shall be converted into U.S. Dollars as computed using the average rate of exchange for buying funds as reported in Bloomberg Professional, a service of Bloomberg L.P for the calendar quarter in which such Net Sales were made, or in the event Bloomberg Professional is not available then the Wall Street Journal for the currency of the country in which the sale is made.

                           (ii)     In any country where conversion of the local
currency is blocked and such currency cannot be removed from the country, Amgen will pay Anadys in local currency by deposit in a local bank account designated by Anadys.

                           (iii)    Any payments other than those specified in
Section 5(m)(ii) shall be payable to Anadys by wire transfer at such bank in the United States as Anadys shall specify from time to time.

                  (n) TAXES. All taxes levied on account of royalties payable to Anadys hereunder shall be paid by Anadys. In the event laws or regulations require withholding of taxes from any payment of royalties, the taxes will be deducted from the royalty payment by Amgen and will be paid by Amgen to the proper taxing authority. Amgen will furnish Anadys with the original copies of all official receipts for such taxes. In the event of any such withholding, the Parties agree to confer regarding other measures to minimize such withholding.

                  (o) RECORDS AND AUDIT. Amgen will keep complete and accurate records pertaining to the sale or other disposition of the Royalty Bearing Collaboration Products in sufficient detail to permit Anadys to confirm the accuracy of all payments due hereunder. Anadys shall have the right to cause an independent, certified public accountant to audit such records to confirm Amgen's Net Sales, royalty payments and other payments for the preceding year. Prior to audit implementation, Anadys shall submit an audit plan, including audit scope, to Amgen for Amgen's approval, which shall not be unreasonably withheld. Such audit rights may be exercised no more often than once a year, within four (4) years after the calendar quarter to which such records relate, upon reasonable notice to Amgen and during normal business hours for the sole purpose of, and only to the extent necessary, to verify the completeness and accuracy of the records and payments made under this Agreement; provided, however, that the books and records for any particular calendar year shall only be subject to one audit. The independent, certified public accountant shall keep confidential any information obtained during such inspection and shall report to Anadys only the amounts of Net Sales and royalties due and payable, but may include, in the event the accountant shall be unable to verify the correctness of any or all of such payment, the unverifiable amount of such payment and information relating to why any or all of such payment is unverifiable. Amgen shall receive a copy of each such report concurrently with receipt by Anadys. In the event that such payment is unverifiable, Amgen and Anadys shall use good faith efforts to arrive at an equitable solution. Anadys will bear the full cost of such audit unless such audit discloses an underpayment of more than [...***...] percent ([...***...]%) from the amount of total payments due. In such case, Amgen Will pay, in addition to the amount of any underpayment, the reasonable cost of Anadys' certified public accountant for the audit. In the event of an overpayment by Amgen, the amount overpaid shall be credited

                                             ***CONFIDENTIAL TREATMENT REQUESTED
against future royalties owed to Anadys by Amgen. The terms of this Section 5(o) shall survive any termination or expiration or termination of this Agreement for a period of [...***...] ([...***...]) years. Upon the expiration of such [...***...] ([...***...]) year period, the calculation of any such amounts payable with respect to such particular year shall be binding and conclusive upon Anadys, and Amgen shall be released from any liability or accountability with respect to such amounts for such year.

         6.       CONFIDENTIAL INFORMATION.

                  (a) During the term of this Agreement, and for a period of [...***...] ([...***...]) years thereafter, each Party will maintain aLl Confidential Information of the other Party received by it under this Agreement in trust and confidence and, without the express prior written permission of the other Party, shall not disclose any such Confidential Information of the other Party to any Third Party or use any such Confidential Information of the other Party for any purposes or to an extent other than as necessary or permitted for performance under this Agreement. Neither Party shall use Confidential Information of the other Party for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Neither Party shall disclose Confidential Information of the other Party to any employee, agent, consultant, Affiliate, or Sublicensee who does not have a need for such information. To the extent that a Party is authorized under this Agreement to disclose Confidential Information of the other Party, it will disclose only to its employees, directors, officers, agents, consultants, Affiliates, Sublicensees or clinical investigators to whom disclosure is permitted to be made who are subject to binding obligations to hold in confidence and not make use of such Confidential Information of the other Party for any purpose other than those permitted by this Agreement, that are at least as restrictive as those of this Section 6. Each Party will use at least the same standard of care as it uses to protect its own Confidential Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of Confidential Information of the other Party, but no less than reasonable care. Each Party will notify the other Party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party in violation of the foregoing.

                  (b) EXCEPTIONS. The restrictions on disclosure and use of Confidential Information set forth in Section 6(a) shall not apply to Confidential Information that the receiving Party can demonstrate by competent written evidence:

                           (i)      is now, or hereafter becomes, through no act
or failure to act on the part of the receiving Party, its employees or contractors in breach hereof, generally known or available;

                           (ii)     is known by the receiving Party at the time
of receiving such information, as evidenced by its contemporaneous written records;

                           (iii)    is hereafter furnished to the receiving
Party by a Third Party, as a matter of right and without restriction on disclosure; or

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                           (iv)     is independently developed by the receiving
Party without reference to such Confidential Information, as shown by independent, contemporaneous, written records.

                  (c) AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information if such disclosure:

                           (i)      is in response to a valid order of a court
or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the receiving Party shall first have given notice to the other Party hereto;

                           (ii)     is otherwise required by governmental law,
rule or regulation, including without limitation rules or regulations of the U.S. Securities and Exchange Commission, or by rules of the National Association of Securities Dealers;

                           (iii)    is otherwise necessary to prosecute or
defend litigation, comply with applicable governmental regulations, make governmental patent or regulatory filings, or otherwise enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary for such enforcement;

                           (iv)     (with respect to Amgen as the disclosing
Party) is to other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 6; or

                           (v)      (with respect to Anadys as the disclosing
Party), is to other Third Parties in connection with financing-related due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 6; provided that Anadys shall only disclose to such Third Parties the following: (i) this Agreement;
(ii) information permitted to be disclosed to Third Parties under Section 4(e)(i)) of this Agreement; and (iii) Amgen's reports under Section 3(f)(i) of this Agreement;

provided, however, that the Party required or intending to disclose the other Party's Confidential Information under Section 6(c)(i), (ii) or (iii) shall first have given prompt notice to such Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party.

                  (d) PUBLICITY. Neither Party shall make any disclosure or public announcement of this Agreement or its terms, or the relationship between the Parties, without the other Party's prior written consent, unless, in the reasonable opinion of such Party's counsel, a public disclosure shall be required by law, regulation or court order, including without limitation in a public filing by the United States Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance (but in no event less than fifteen (15) business days) of such filing or other disclosure for the nondisclosing Party's prior review and comment; the nondisclosing Party shall provide its comments, if any, on such announcement as soon as practicable.

                  (e) USE OF NAMES, LOGOS OR SYMBOLS. Subject to Section 6(d), no Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of any other Party for any purpose, including, without limitation, private or public securities placements, without the prior written consent of the affected Party. Nothing contained in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party's trademarks or trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark or trade name or name.

                  (f) PUBLICATIONS. Amgen shall have the sole right, either directly or indirectly, to publish scientific results and other related information or work that was generated or conducted during and in furtherance of this Agreement. Before any such paper including oral presentation materials, abstracts and the like, is submitted for publication, Amgen will deliver a complete copy to Anadys at least thirty (30) business days prior to submitting the paper to a publisher. Anadys will have the right to review any such paper and give its comments to Amgen within thirty (30) business days of the delivery of such paper to Anadys. It is understood and agreed that failure by Anadys to notify Amgen within such thirty (30) business day period shall be deemed consent by Anadys to such publication. Amgen will comply with Anadys' request to delete references to Anadys' Confidential Information in any such paper. Any such paper will include recognition of the contributions of Anadys according to standard practice for assigning scientific credit, either through authorship or acknowledgment, as may be appropriate.

         7.       REPRESENTATIONS AND WARRANTIES.

                  (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS OF ANADYS

                           (i)      GRANT OF RIGHTS. As of the Effective Date,
Anadys has sufficient legal and/or beneficial title and ownership under its Intellectual Property as is necessary to fulfill its obligations under this Agreement and to grant the licenses to Amgen pursuant to this Agreement. As of the Effective Date, Anadys has not granted, and shall not during the term of this Agreement grant, any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, which would conflict with the rights granted to Amgen or interfere with any obligations of Anadys set forth in this Agreement. As of the Effective Date, Anadys has not entered into any arrangement, understanding, or agreement with a Third Party regarding the Target (including, but not limited to, development of any screening assay to the Target using ATLAS).

                           (ii)     ABSENCE OF LITIGATION, INFRINGEMENT OR
MISAPPROPRIATION. As of the Effective Date, there is no pending or threatened litigation and Anadys has not received any communication relating thereto which alleges that Anadys' activities with the Assay Technology using ATLAS or under this Agreement would infringe or misappropriate any Intellectual Property of any Third Party. There is no material unauthorized use, infringement or misappropriation of any of its Intellectual Property that are the subject of the licenses granted to Amgen hereunder.

                           (iii)    PERFORMANCE. Anadys shall perform all work
under this Agreement in a professional manner and in accordance with applicable current good laboratory practices and good clinical practices. Anadys shall use diligent, commercially reasonable efforts to perform the research and experimentation necessary or useful to accomplish the goals and objectives set forth in the Research Plan.

                           (iv)     FULL DISCLOSURE. As of the Effective Date,
Anadys has provided Amgen with all information that Amgen has requested for deciding the merits of entering into this Agreement and all information reasonably useful or necessary to enable Amgen to make an informed decision regarding entering into this Agreement, and all such provided information is true and not misleading.

                           (v)      DETERMINATION OF COMPOUND STRUCTURE. Anadys
covenants that it will not: (i) disclose to Amgen the [...***...] of any Amgen Library Compound or the structure of any Anadys Library Compound identified as a Compound unless and until expressly requested by Amgen in writing; or (ii) determine the structure of any Amgen Library Compound screened by Anadys pursuant to this Agreement.

                  (b) MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party as follows:

                           (i)      CORPORATE EXISTENCE AND POWER. It is a
corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

                           (ii)     AUTHORITY AND BINDING AGREEMENT. As of the
Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

                           (iii)    NO CONFLICT. It has not entered, and will
not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

                  (c) NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, TITLE, CUSTOM OR TRADE.

         8.       TERM AND TERMINATION

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (a) TERM. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 8(b)(ii) or 8(c), shall be in full force and effect until the expiration of the last to expire Royalty Term.

                  (b)      ELECTIVE TERMINATION.


                           (i)      Elective Termination of Research Program.
Amgen shall have the right to elect, at any time, to terminate the Research Program upon sixty (60) days' notice to Anadys.



                           (ii)     Elective Termination of Agreement. Amgen
shall have the right to elect, at any time, to terminate the Agreement upon sixty (60) days' notice to Anadys.


                  (c)      TERMINATION FOR CAUSE

                           (i)      In the event any material representation or
warranty made hereunder by a Party shall have been untrue in any material respect ("Representation Default"), or upon or after the material breach of any material provision of this Agreement by a Party ("Performance Default"), the Party not in default ("Non-Defaulting Party") shall have the right to give the other Party ("Defaulting Party") written notice thereof ("Notice of Default"), which notice must state the nature of the Representation Default or Performance Default in reasonable detail and must request the Defaulting Party cure such Representation Default or Performance Default within [...***...] ([...***...]) days, with all rights and obligations remaining in full force and effect during such [...***...] ([...***...]) day period. If the Defaulting Party shall dispute the existence, extent or nature of any default set forth in a Notice of Default, the parties shall use good faith efforts to resolve the dispute in accordance with the procedures set forth in Section 10(a).

                           (ii)     In the event of a Representation Default by
Anadys that shall not have been cured within the period set forth above after receipt of a Notice of Default, Amgen (in addition to any other remedies which may be available at law or equity) may terminate this Agreement in its entirety and be entitled to a refund of all monies paid to Anadys.

                           (iii)    In the event of a Performance Default by
Anadys that shall not have been cured within the period set forth above after receipt of a Notice of Default, Amgen (in addition to any other remedies which may be available at law or equity), at its option, may (i) terminate the Agreement, or (ii) if Amgen decides not to terminate the Agreement, Amgen shall have the right to offset any costs it has incurred as a direct result of curing such breach against the amounts then or in the future payable to Anadys for the performance of such obligations provided that Amgen has taken commercially reasonable efforts to mitigate such costs.

                           (iv)     In the event of a Performance Default by
Amgen regarding Amgen's obligation to pay Anadys any applicable fees, funding, milestone payments or royalties pursuant to Sections 5(a), 5(b), 5(c), 5(d), 5(e), 5(f), 5(g) or 5(i) of this Agreement, that shall not have been cured within the period set forth above after receipt of a Notice of Default, Anadys, at its option, may terminate this Agreement. In the event of a Performance Default by Amgen other than regarding Amgen's obligation to pay Anadys any applicable fees, funding, milestone

                                             ***CONFIDENTIAL TREATMENT REQUESTED
payments or royalties pursuant to Sections 5(a), 5(b), 5(c), 5(d), 5(e), 5(f), 5(g) or 5(i) of this Agreement, Anadys shall only be entitled to seek legal remedies but shall not be entitled to seek termination of this Agreement, and all of Amgen's rights and obligations under this Agreement shall remain in full force and effect.

                  (d) EFFECTS OF TERMINATION. If Amgen terminates the Research Program pursuant to Section 8(b)(i), this Agreement shall remain in full force and effect but for the conduct of the Research Plan and Research Program. If a Party terminates this Agreement under Sections 8(b)(ii) or 8(c), all terms and provisions not stated expressly in Section 8(f) to survive, shall terminate as of the effective date of termination.

                           (i)      Upon expiration or termination of this
Agreement, each Party shall cease to use Confidential Information of the other Party and shall destroy all Confidential Information of the other Party and shall certify in writing to such other Party the completion thereof. Each Party shall be entitled to retain one (1) archival copy of the other Party's Confidential Information for the sole purpose of determining its obligations hereunder.

                           (ii)     Upon termination of this Agreement, Anadys
will cease to use any Amgen Know How and Research Results and will, at Amgen's sole discretion, instruction and expense, either return to Amgen or destroy any such remaining materials and information relating thereto provided by Amgen. Anadys shall also cease to use the Screening Assay and shall destroy the Screening Assay and any Information associated therewith; provided, however, that Anadys shall be free to use the Information in accordance with the restrictions set forth in Section 6 and will not be required to destroy the statistic of the number of hits obtained from Phase 2 activities to the extent its use is permitted under Section 4(e)(i).

                  (e) TRANSITION. During any sixty (60) day period after termination of the Agreement, each Party shall assist (and be responsible for its own expenses) in the transition of affairs in a timely, reasonable and businesslike manner. In the event that Amgen nominates a clinical candidate that would be deemed a Collaboration Product, Amgen will submit to Anadys an annual written report summarizing the status of the clinical and regulatory development, marketing and commercialization activities with respect to any such Collaboration Product. Such reports shall be deemed to be Confidential Information of Amgen.

                  (f) ACCRUED RIGHTS AND OBLIGATIONS; SURVIVAL. Termination of this Agreement by a Party pursuant to Section 8(c) shall not be a Party's sole remedy for a material breach of this Agreement but shall be in addition to any other rights or remedies of a Party under this Agreement. Termination or expiration of this Agreement shall not affect any accrued rights or surviving obligations of the Parties. The provisions of the following sections shall survive the expiration or termination of this Agreement for any reason whatsoever, except as expressly set forth in such sections:

                  Section 4(e) (Negative Covenants)

                  Section 5(e) (Research Milestone Payment)

                  Section 5(f) (Clinical Milestone Payment)

                  Section 5(g) (Royalties)

                  Section 5(h) (Cumulative Royalties)

                  Section 5(j) (Paid up License)

                  Section 5(k) (No Other Compensation)

                  Section 5(l) (Payment; Report)

                  Section 5(m) (Exchange Rate; Manner and Place of Payment)

                  Section 5(n) (Taxes)

                  Section 5(o) (Records and Audit)

                  Section 4(b) (Ownership)

                  Section 6 (Confidential Information)

                  Section 8(d) (Effects of Termination)

                  Section 8(e) (Transition)

                  Section 8(f) (Accrued Rights and Obligations; Survival)

                  Section 9 (Indemnification)

                  Section 10 (General Provisions)

         9.       INDEMNIFICATION, INSURANCE, LIMITATIONS OF LIABILITY.

                  (a) INDEMNIFICATION BY AMGEN. Amgen will indemnify, hold harmless and defend Anadys, its Affiliates, and their respective employees and agents against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including without limitation reasonable attorneys' fees and witness fees) ("LOSSES") resulting from any claim, demand, suit, action or proceeding brought or initiated by a Third Party ("THIRD PARTY CLAIM") against them to the extent that such Third Party Claim arises out of (i) the research, development, manufacture, use, sale or other commercialization of Collaboration Products by Amgen, its Affiliates, or Sublicensees; (ii) a Representation Default or Performance Default by Amgen; or (iii) the negligence or willful misconduct of Amgen, its Affiliates, or their respective employees or agents in the course of performance under this Agreement; provided, however, that such indemnity shall not apply, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Anadys or from a Representation Default or Performance Default by Anadys.

                  (b) INDEMNIFICATION BY ANADYS. Anadys will indemnify, hold harmless and defend Amgen, its Affiliates and their respective employees and agents against any and all Losses resulting from any Third Party Claim against them to the extent that such Third Party Claim arises out of (i) the conduct of the Research Plan, Research Program or the use, handling, storage or other disposition of any product or material used for purposes of the Research Plan by Anadys or its Affiliates; (ii) a Representation Default or Performance Default by Anadys; (iii) the practice by Amgen of any license granted hereunder; or (iv) the negligence or willful misconduct of Anadys, its Affiliates, or their respective employees or agents in the course of performance under this Agreement; provided, however, that such indemnity shall not apply, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Amgen or from a Representation Default or Performance Default of Amgen.

                  (c) MECHANICS. In the event a Party entitled to indemnification under Section 9(a) or 9(b) (the "Indemnified Party") seeks indemnification thereunder, it will inform the Party obligated to provide indemnification under Section 9(a) or 9(b) (the "Indemnifying Party") of a Third Party Claim as soon as reasonably practicable after it receives notice of the claim, it will permit the Indemnifying Party to assume direction and control of the defense of the Third Party Claim (including the right to settle the claim solely for monetary consideration), and will cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Third Party Claim; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnified Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other Party represented by such counsel in such proceedings. The indemnity obligation in this Section 9 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding by the Indemnified Party if such settlement shall be effected without the consent of the Indemnifying Party. The failure by the Indemnified Party to deliver notice to the Indemnifying Party within a reasonable time after commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 9(c), but the omission to deliver notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party other than under this Section 9(c). The Indemnified Party under Section 9(a) or 9(b) and its employees and agents shall cooperate reasonably with the Indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

                  (d) INSURANCE. Each Party, at its own expense, will maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the term of this Agreement and will name the other Party as an additional insured with respect to such insurance. Each Party will provide the other Party with a certificate of insurance (or evidence of self-insurance) evidencing such coverage. Such insurance shall not be construed to create a limit of the insuring Party's liability with respect to its indemnification obligations under this Section 9.

                  (e) LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING FROM OR RELATING TO ANY BREACH OF OR ACTIVITIES UNDER THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Nothing in this Section 9(e) is intended to limit or restrict the indemnification rights or obligations of any party under this Agreement.

         10.      GENERAL PROVISIONS.

                  (a) DISPUTE RESOLUTION. The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 10(a) to resolve any dispute arising under this Agreement. In the event of such a dispute between the Parties, either Party, by written notice to the other Party, have such dispute referred to a senior executive officer of each Party, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the designated executive officers are not able to resolve such dispute, either Party may at any time after such thirty (30) day period pursue any legal or equitable remedy available to it.

                  (b) JURISDICTION AND VENUE. In connection with any dispute arising hereunder or in connection with the subject matter hereof that is not settled in accordance with Section 10(a), each of the Parties hereby consents to the exclusive jurisdiction and venue of the U.S. federal courts located within the state of California and of the California state courts. Each Party hereby irrevocably waives any right that it may have to assert that any such court lacks jurisdiction or that such forum is not convenient.

                  (c) GOVERNING LAW; LANGUAGE. This Agreement shall be governed and construed in accordance with the laws of the State of California, except for its choice of law rules. The official text of this Agreement and any exhibits referenced herein, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

                  (d) NOTICE. All notices hereunder shall be in writing and shall be delivered personally, sent for next day delivery by internationally recognized courier service or transmitted by facsimile (transmission confirmed), with confirmation by next day delivery by an internationally recognized courier service, to the following addresses and facsimiles of the respective Parties or such other address or facsimile as is notified pursuant to this Section 10(d):

Amgen:                Amgen Inc.
                      One Amgen Center Drive
                      Thousand Oaks, CA 91320-1799
                      Attention: Vice President, Licensing
                      Fax No.: (805) 499-6058

with a copy to:       Amgen Inc.
                      One Amgen Center Drive
                      Thousand Oaks, CA 91320-1799
                      Attention: Senior Vice President, General Counsel
                      Fax No.: (805) 447-8011

Anadys:               Anadys Pharmaceuticals, Inc.
                      9050 Camino Santa Fe
                      San Diego, CA 92121
                      Attention: Michael Kamdar, Vice President,
                      Corporate Development & Strategy
                      Fax: [...***...]

with a copy to:       Anadys Pharmaceuticals, Inc.
                      9050 Camino Santa Fe


                                           ***CONFIDENTIAL TREATMENT REQUESTED

                      San Diego, CA 92121
                      Attention: Elizabeth Reed, Senior Director, Legal Affairs
                      Fax: [...***...]

                  (e) WAIVER. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

                  (f) ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior express written consent of the other Party, which shall not be unreasonably withheld; provided, however, that Amgen may assign this Agreement and its rights and obligations hereunder without Anadys' consent to any Affiliate, and either Party, may assign this Agreement and its rights and obligations hereunder without the other Party's consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in compliance with this Section 10(f) will be void.

                  (g) PERFORMANCE BY AFFILIATES. A Party's obligations under this Agreement may be performed by its Affiliates. Obligations of the Party for which one of its Affiliates is performing hereunder shall be deemed to extend to such performing Affiliate. Each Party guarantees performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

                  (h) BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by Anadys to Amgen are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all Intellectual Property licensed hereunder by Anadys to Amgen are part of the "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-bankrupt Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Anadys under the U.S. Bankruptcy Code, Amgen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to it
(i) upon any such commencement of a bankruptcy proceeding, upon its written request therefor, unless Anadys elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Anadys upon written request therefor by Amgen.

                  (i) SEVERABILITY. The provisions of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of


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

this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

                  (j) FORCE MAJEURE. Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses and continues to use commercially reasonable efforts to overcome the same.

                  (k) ENTIRE AGREEMENT; MODIFICATION. This Agreement, including any exhibits expressly named and referenced herein, and the [...***...] constitute the entire agreement and understanding of the Parties and supersedes any prior agreements or understandings relating to the subject matter hereof. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by a duly authorized representative of each Party hereto. No trade customs, courses of dealing or courses of performance by the Parties will be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like.

                  (l) RELATIONSHIP BETWEEN PARTIES. The Parties' relationship, as established by this Agreement, shall be solely that of independent contractors. This Agreement does not create or imply the creation of a partnership, agency, distributorship, employee-employer, joint venture or similar business relationship between Amgen and Anadys. Neither Party shall have any authority (actual or apparent) to bind the other, nor to assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees, Affiliates and sublicensees and the details of performing its obligations under this Agreement.

                  (m) EXHIBITS. All Exhibits referenced in and attached hereto are incorporated in this Agreement by reference. In case of any discrepancies between language incorporated from the Exhibits and the terms of the Sections, the terms of the Sections shall prevail; provided, however, where Sections of this Agreement make explicit reference to a substantive matter contained in an Exhibit, the substantive matter contained in such Exhibit shall prevail.

                  (n) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

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The persons executing this Agreement represent and warrant that they have the full power and authority to cause their respective entities to enter into this Agreement.

         IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

ANADYS PHARMACEUTICALS, INC.                 AMGEN INC.


By: /s/ MICHAEL J. KAMDAR                    By: /s/ PAUL REIDER
    ---------------------------------            -----------------------------

Name: Michael Kamdar                         Name: Paul Reider

Title: Vice President, Corporate             Title: Vice President, Chemical
       Development and Strategy              Research

                                       32
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                                    EXHIBIT A

                                   [...***...]

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                                       1

                                    EXHIBIT B

                                  RESEARCH PLAN

                                   [...***...]

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                                       2

                                    EXHIBIT C

                                   JSC MEMBERS

ANADYS MEMBERS:   [...***...]

AMGEN MEMBERS:    [...***...]

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                                       3